Exhibit 21

SUBSIDIARIES OF MBIA INC.

Name of Subsidiary	State/Country of Incorporation
Alliance For Responsible Municipal Government, LLC	Delaware
MBIA Capital Corp.	Delaware
MBIA Global Funding, LLC	Delaware
MBIA Insurance Corporation	New York
MBIA Mexico, S.A. de C.V.	Mexico
MBIA Services Corporation	Delaware
Municipal Issuers Service Corporation	New York
MZ Funding LLC	Delaware
National Public Finance Guarantee Holdings, Inc.	Delaware
National Public Finance Guarantee Corporation	New York
Promotora de Infraestructura Registral II, S.A. de C.V., SOFOM, E.R.	Mexico